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                                                                       EXHIBIT 5

                                             August 16, 1996

Summit Bancorp
2680 West Market Street
Akron, Ohio 44333

         Re: Registration on Form S-8 of 25,000 Shares of the Common Stock of Summit Bancorp

Gentlemen:

     We are acting as counsel to Summit Bancorp (the "Company") in connection with the issuance and sale by the Company of up to 25,000 shares of its common stock. The shares being registered will be issued upon the exercise of options granted to employees of the Company pursuant to its 1989 Stock Incentive Plan (the "Plan").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the shares of common stock, without par value, of the Company which may be issued and sold pursuant to the Plan and any authorized forms of agreement thereunder (the "Agreements") are duly authorized and, when issued and sold in accordance with the terms of the Plan and the Agreements (provided that the consideration received by the Company is at least equal to the par value of the shares), will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933 of the shares to be issued and sold pursuant to the Plan.

                                                    Very truly yours,


                                                    Brouse & McDowell

                                                    /s/ Brouse & McDowell